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Client Id: 77

EXCERPT FROM EARNINGS CALL RELATED TO THE MERGER TRANSACTION

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT KEM - Q2 2020 KEMET Corp Earnings Call EVENT DATE/TIME: NOVEMBER 12, 2019 / 1:00PM GMT

Client Id: 77

NOVEMBER 12, 2019 / 1:00PM, KEM - Q2 2020 KEMET Corp Earnings Call

CORPORATE PARTICIPANTS

Gregory C. Thompson KEMET Corporation - Executive VP & CFO

Richard J. Vatinelle KEMET Corporation - VP & Treasurer

William M. Lowe KEMET Corporation - CEO & Director

CONFERENCE CALL PARTICIPANTS

Craig Andrew Ellis B. Riley FBR, Inc., Research Division - Senior MD & Director of Research

Jonathan Doherty Lopez The Vertical Trading Group, LLC, Research Division - Research Analyst

Marco Andres Rodriguez Stonegate Capital Markets, Inc., Research Division - Director of Research & Senior Research Analyst

Matthew John Sheerin Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the KEMET’s Second Quarter Fiscal Year 2020 Earnings Conference Call. (Operator Instructions) Please be advised that today’s conference is being recorded. (Operator Instructions). I would now like to hand the conference over to your first speaker today, Richard Vatinelle. Thank you. Please go ahead, sir.

Richard J. Vatinelle - KEMET Corporation - VP & Treasurer

Thank you, Prince, and good morning, everyone. This is Richard Vatinelle, Vice President and Treasurer. Welcome to KEMET’s conference call to discuss the financial results for the second quarter of fiscal year 2020, which concluded on September 30, 2019.

Joining me today on the call is Bill Lowe, Chief Executive Officer; and Greg Thompson, Executive Vice President and Chief Financial Officer.

As a reminder to you, a presentation is available on our website that should help you follow along in the financial portion of the presentation.

Before we begin, we would like to advise you that all statements addressing expectations or projections about the future are forward-looking statements. Some of these statements include words such as expects, anticipates, estimates, believes, plans, intends, projects and indicates. Although they reflect our current expectations, these statements are not guarantees of future performance and they involve a number of risks, uncertainties and assumptions.

Please refer to our 10-Ks, our 10-Qs and our registration filing statements for additional information on the risks and uncertainties.

Now I will turn the call over to Bill.

William M. Lowe - KEMET Corporation - CEO & Director

Thank you, Richard, and good morning, everyone. In addition to reporting our quarterly results, we’re also excited to talk this morning about what we believe is a compelling strategy and strategic combination for our shareholders, customers, business partners and our employees.

Yesterday evening, we announced an agreement to be acquired by Yageo, a leading global electronic component company headquartered in Taiwan and listed on the Taiwan Stock Exchange, in an all-cash transaction valued at $1.8 billion, which includes the assumption of net debt.

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NOVEMBER 12, 2019 / 1:00PM, KEM - Q2 2020 KEMET Corp Earnings Call

Shareholders of KEMET will receive $27.20 per share in cash, which is not subject to a financing contingency. Yageo is similar to KEMET with a complete product portfolio and capabilities on a global scale, including production and sales facilities in Asia, Europe and the Americas.

Because of KEMET’s and Yageo’s complementary product offerings, the combined company will be an industry leader in the $28 billion to $32 billion passive components industry and serve as a one-stop provider of a robust portfolio of polymer, tantalum, ceramic, film and electrolytic capacitors, chip resistors, circuit protection as well as magnetic sensors and actuators with revenues of approximately $3 billion.

Our Board of Directors conducted a thorough process in evaluating this transaction with outside advisers over a number of months, along with other potential opportunities to enhance value for shareholders. The board determined entering into this agreement is in the best interest of the company and our stakeholders.

First and foremost, this transaction will deliver the certainty of immediate cash to shareholders at a 30-day trading premium of 26% and a 90-day trading premium of 37%. It is also a premium of 14% over our 52-week high. Second, we are confident this transaction will position KEMET for long-term growth as we enter our second 100 years as a company, providing quality products and service.

Together with Yageo, we’ll have an enhanced global footprint and be better able to partner with long-standing blue-chip customers worldwide through a combined 42 manufacturing plants and 14 dedicated R&D centers with an increased presence in attractive high-growth segments and applications.

This includes consumer electronics as well as in the high-end automotive, industrial, aerospace, telecom and medical sectors. The Yageo team has made it clear their admiration for the KEMET brand and the quality of our operations and our success in capturing increased worldwide demand for customer-designed higher-margin electronic components and capacitors and our talented workforce.

Further, Yageo and KEMET each have a proven track record of completing major cross-border acquisitions and believe this transaction will generate enhanced value for customers and shareholders of both companies as well as greater opportunities for employees.

As I stated earlier, and is in our joint press release, the transaction is not subject to a financing contingency. Yageo intends to fund the transaction with a combination of cash on hand and committed financing. We would expect to close the transaction in the second half of 2020, subject to customary closing conditions, which including KEMET shareholder approval and the receipt of required regulatory approvals in various jurisdictions in which we operate.

Until then, KEMET and Yageo will continue to operate as independent companies. Following the close of the transaction, KEMET will become a wholly-owned subsidiary of Yageo. This is an incredible opportunity for our company to capitalize our momentum and provide an enhanced experience, superior service and broader selection of passive component technologies to our customers across the globe. We are excited to take this next step, and I’m optimistic as ever about KEMET’s future.

Now let me turn the call over to Greg to go through the numbers in the quarter, and then I’ll come back to you with some comments on the markets and our business units.

We did have a great quarter, meeting all of our goals and seeing less of an impact from the slowdown than our competition with historical margins continuing to improve, built by our tireless efforts over the years to embed changes in our structure. Greg?

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NOVEMBER 12, 2019 / 1:00PM, KEM - Q2 2020 KEMET Corp Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Your first question comes from Craig Ellis from B. Riley FBR.

Craig Andrew Ellis - B. Riley FBR, Inc., Research Division - Senior MD & Director of Research

Congratulations both on the announcement with Yageo and the strong financial results in the quarter. Bill, I wanted to start-up just by following up on one of the comments you made in the prepared remarks around the Yageo transaction and some of the other things that the executive team and board looked at. I think you said that you looked at other opportunities beyond the Yageo transaction. Can you provide more color on what those were? And why you ultimately decided to move towards Yageo?

William M. Lowe - KEMET Corporation - CEO & Director

What we can say today is that I can kind of repeat what I said, but the board did go through a thorough process, of course, with outside advisers for a number of months. And of course, that included multiple advisers and fairness opinions, et cetera. All that will be -- all the steps that the board went through will be in our proxy statement that will be filed -- preliminary proxy statement that will be filed probably early January.

That’s required as a part of that proxy process. So we’ll lay all that out. And to be very clear what the full process was that the board went through over a number of months, I will say, to come to this conclusion.

Craig Andrew Ellis - B. Riley FBR, Inc., Research Division - Senior MD & Director of Research

Great. And then as a follow-up, just on the approval point related to the Yageo transaction. Can you identify which major geographies will require approval, and in particular, I think my clients will be interested in whether China is needed or not. So if you could speak to that, too.

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NOVEMBER 12, 2019 / 1:00PM, KEM - Q2 2020 KEMET Corp Earnings Call

William M. Lowe - KEMET Corporation - CEO & Director

Yes. China will be needed. We’re both in China. We will be in -- it’s a number of locations, Craig, that probably about -- probably around 4 locations including China, that would be about my guess.

Gregory C. Thompson - KEMET Corporation - Executive VP & CFO

Yes. As well as in the U.S., you would expect a CFIUS approval is also required.

William M. Lowe - KEMET Corporation - CEO & Director

That’s correct.

William M. Lowe - KEMET Corporation - CEO & Director

And I’m going to circle back to your previous question, I believe and I don’t have it in front of you, but I believe an 8-K was filed this morning that has the list of countries that will -- that we take approval for. So I would just ask you to check the 8-Ks that have been filed pretty this morning.

Gregory C. Thompson - KEMET Corporation - Executive VP & CFO

Yes. It has been filed.

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NOVEMBER 12, 2019 / 1:00PM, KEM - Q2 2020 KEMET Corp Earnings Call

Operator

Your next question comes from Matt Sheerin from Stifel.

Matthew John Sheerin - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

So I just wanted to go back to the transaction and the acquisition, particularly on valuation. If you look at the valuation, even with the numbers scrubbed here, we’re taking a step down due to the correction, as everyone else has seen, you’re still looking at sort of 6.5, 7x EBITDA. And given the fact that you’ve really transformed the company, set it up in a much better position than past cycles, particularly with the product mix, the supply chain integration, the balance sheet, I’m just wondering why the board felt that, that was sort of a fair valuation at this juncture, given that we’re -- you’re basically sort of the bottom of this cycle?

William M. Lowe - KEMET Corporation - CEO & Director

Well, Matt, unfortunately, I have to go back and repeat a little bit what I said earlier on the first question because we -- all the detail that the board has gone through over quite a number of months will be all laid out in the proxy statement that we filed right -- probably right after the 1st of the year. And I think it would be unfair to try to pick and choose various comments that would relate it to the full process that the board went through

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here. And I think I would say wait until that comes out. And I think that then you, along with everyone else will have a full picture of everything that the board did over the course of a number of months to reach this conclusion.

Matthew John Sheerin - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

Fair enough. But could you tell us whether -- is this something that the board initiated? Or you had some interest, some outsiders and then you got into sort of a full mode of vetting other suitors? Is that how that happened? I’m just trying to figure out the timing of this.

William M. Lowe - KEMET Corporation - CEO & Director

That is correct. We were approached earlier in this calendar year. And then, as you know, as a result of that, when that occurs, the board under the fiduciary responsibilities are basically required to start a process, which the board did. So yes, we were approached, we did not actively go out seeking.

Matthew John Sheerin - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

Okay. Fair enough. And then just on the terms of the regulatory issues, particularly your exposure to military, aerospace, some of the industrial markets, have you vetted that just to make sure that there aren’t any specific challenges or hurdles that you might have to overcome?

William M. Lowe - KEMET Corporation - CEO & Director

We -- as Greg mentioned, we do have to file for CFIUS approval. We’re not expecting that to be a particular issue, but we do have to file for that approval. That could take 6, 7 months to get that through. We do -- onetime or the other, we’ll have various components that are considered to be ITAR related, but not on a consistent basis. So it’s not a -- it shouldn’t be a major material issue to deal with. So that filing will occur. Our expectations are that we will work through that.

Gregory C. Thompson - KEMET Corporation - Executive VP & CFO

And Matt, as you might imagine, we have a number of advisers that have helped us assess all that who deal with these kind of issues all the time. And all those kinds of things that you’ve mentioned and others similar to it have been looked at very, very, very closely.

Matthew John Sheerin - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

I’m sure. And on the -- you said that the deal is expected to close in the second half of ‘20, is that your fiscal ‘20 or calendar ‘20?

Gregory C. Thompson - KEMET Corporation - Executive VP & CFO

Calendar ‘20.

Matthew John Sheerin - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

Calendar ‘20. Okay. And just to lastly...

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NOVEMBER 12, 2019 / 1:00PM, KEM - Q2 2020 KEMET Corp Earnings Call

Operator

Next question comes from Marco Rodriguez from Stonegate Capital.

Marco Andres Rodriguez - Stonegate Capital Markets, Inc., Research Division - Director of Research & Senior Research Analyst

I just wanted to kind of follow-up just a little bit here on the acquisition. Maybe if you can talk a little bit more about CFIUS approval. When do you expect to file that submission, if you will?

William M. Lowe - KEMET Corporation - CEO & Director

I believe it’s relatively soon. I can’t give you a specific date, but I think that’s one of the first filings that will probably occur over the next 60 days. And then it will be, as I said, the process there could take 6 to 7 months, just as a part of that process. But I think that’s one of the first ones that gets filed fairly quickly.

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NOVEMBER 12, 2019 / 1:00PM, KEM - Q2 2020 KEMET Corp Earnings Call

Marco Andres Rodriguez - Stonegate Capital Markets, Inc., Research Division - Director of Research & Senior Research Analyst

Got you. And then can you maybe talk a little bit about the approval you will need in China for this transaction?

William M. Lowe - KEMET Corporation - CEO & Director

Well, it’s a standard antitrust filing. We both do business there. They have facilities there. We have facilities there. Again, just broadly, not knowing -- not to isolate China, but broadly, we’re not expecting any particular issues in any particular jurisdiction. I think we just have to work through the timing of the regulatory approvals in the various countries to get the process through.

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NOVEMBER 12, 2019 / 1:00PM, KEM - Q2 2020 KEMET Corp Earnings Call

Jonathan Doherty Lopez - The Vertical Trading Group, LLC, Research Division - Research Analyst

Got you. Very helpful. My last question for you. I apologize. If I just kind of look at your ceramics business now, you’re like $100 million, give or take. Yageo right now is, on their ceramics business, like $100 million, give or take. You guys actually appear like you have some relatively -- relevant, I guess, is the right term there, crossover, at least like end market wise. And I know your end market splits are across all your businesses. But as far as my question is, as you look across those 2 businesses on the ceramic side, is there a significant amount of crossover? And if so, kind of how -- what’s the plan to sort of handle that?

William M. Lowe - KEMET Corporation - CEO & Director

Well, first of all, we are competitors. And of course, this is day 1. We just announced the transaction. And I think, I’m sure that there’ll be more commentary coming from Yageo as the time progresses, but I’m not going to comment on that today on day 1 of the announcement.

Operator

(Operator Instructions)

William M. Lowe - KEMET Corporation - CEO & Director

Okay. If there’s no other questions, operator, then I think we can close the call and thank everyone for their attendance this morning. And we look forward to discussing further with you on our next earnings call in next year. Thank you.

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NOVEMBER 12, 2019 / 1:00PM, KEM - Q2 2020 KEMET Corp Earnings Call

Operator

This concludes today’s conference call. Thank you for your participation. You may now disconnect.

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about KEMET’s financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets, in which KEMET operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates” or other similar expressions and future or conditional verbs such as “will,” “should,” “would,” and “could” are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.

This communication includes forward-looking statements relating to the proposed transaction between KEMET and Yageo, including financial estimates and statements as to the expected timing, completion and effects of the proposed transaction. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about the benefits of the proposed transaction, including future financial and operating results, the combined company’s plans, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of KEMET and Yageo and are subject to significant risks and uncertainties outside of our control. Actual results could differ materially based on factors including, but not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the risk that KEMET stockholders may not approve the proposed transaction; (iii) the risk that Yageo stockholders may not approve the proposed transaction (if approval by Yageo’s stockholders is required by law); (iv) the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; (v) inability to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (vi) uncertainty as to the timing of completion of the proposed transaction; (vii) potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (viii) potential litigation relating to the proposed transaction that could be instituted against KEMET, Yageo or their respective directors and officers, including the effects of any outcomes related thereto; or (ix) possible disruptions from the proposed transaction that could harm KEMET’s or Yageo’s business, including current plans and operations.

Discussions of additional risks and uncertainties are contained in KEMET’s filings with the United States Securities and Exchange Commission (the “SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. KEMET and Yageo undertake no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, KEMET will file with the SEC a proxy statement (and related white proxy card) on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the proxy statement or any other document which KEMET may file with the SEC. INVESTORS IN AND SECURITY HOLDERS OF KEMET ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with or furnished to the SEC by KEMET through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of KEMET.

Participants in the Solicitation

KEMET and its directors and executive officers may be deemed to be participants in the solicitation of proxies from KEMET’s stockholders in connection with the proposed transaction. Information regarding KEMET’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in KEMET’s 2019 annual proxy statement filed with the SEC on June 18, 2019, and in the related amendment filed on July 1, 2019. A more complete description will be available in the proxy statement on Schedule 14A to be filed regarding the proposed transaction. These documents can be obtained free of charge from the sources indicated above.